                                                                   EXHIBIT 10.20


                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is made and entered into as of July 16, 2003 (the "Effective Date"), by and among aaiPharma Inc., a Delaware corporation with offices located in Wilmington, North Carolina ("AAI") and Athlon Pharmaceuticals, Inc., a Mississippi corporation with offices located in Birmingham, Alabama ("Athlon").

                                    RECITALS

         Athlon has developed a propoxyphene napsylate (100mg) and acetaminophen (500mg) combination product (the "Initial Product").

         Subject to the terms and conditions of this Agreement, Athlon desires to sell to AAI, and AAI desires to purchase from Athlon, the Purchased Assets (as defined below).

                                    AGREEMENT

         Now, Therefore, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

                             ARTICLE I. DEFINITIONS

         SECTION 1.01 DEFINED TERMS.

         As used in this Agreement, the following defined terms have the meanings described below:

"AAI Financial Information" means all AAI financial files, documents, instruments, papers, books and records related to the Products.

"Action or Proceeding" means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties, or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. "Control" and, with correlative meanings, the terms "controlled by" and "under common control with" means the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

"ANDA" means an Abbreviated New Drug Application, and all supplements, amendments and revisions thereto and any comparable registration in any Foreign Jurisdiction.

"Books and Records" means all files, documents, instruments, papers, books and records (including scientific and financial) of Athlon to the extent relating to the Purchased Assets or the Initial Product, including any pricing lists, quotations, proposals, customer lists (to the extent owned by Athlon), information pertaining to sales of the Initial Product (including to doctors, general purchasing organizations and pharmacists), vendor lists, financial data, regulatory information or files (including adverse event reports and annual regulatory reports), litigation files, patent prosecution files, adverse claims or demands, investigation information or files, market research, marketing plans, media plans, advertising, clinical study results pertaining to marketing of the Initial Product, form letters and medical queries, sales training materials, trademark registration certificates, trademark renewal certificates, and other documentation to the extent relating to the Initial Product or the Purchased Assets.

"Business Day" means a day other than Saturday, Sunday or any day on which banks located in Charlotte, North Carolina are authorized or obligated to close.

"Calendar Quarter" means any quarter beginning January 1, April 1, July 1 and October 1.

"Calendar Month" shall mean the period of time beginning on the first day of a month and ending on the last day of the month.

"Confidentiality Agreement" has the meaning set forth in Section 8.01.

"Contract" means any and all legally binding commitments, contracts, leases, indentures, purchase orders, leases, or other agreements, whether written or oral, including all amendments thereto.

"Damages" has the meaning set forth in Section 7.07(a).

"DEA" means the United States Drug Enforcement Agency, and any successor agency or entity thereto that may be established hereafter, and any comparable agencies or entities of a Foreign Jurisdiction.

"Encumbrance" means any mortgage, pledge, security interest, deed of trust, lease, lien, Liability, adverse claim, levy, charge, easement, right of way, covenant, restriction, or other encumbrance, third-party right or retained right of any kind whatsoever, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

"FDA" means the United States Food and Drug Administration or any comparable agency of a Foreign Jurisdiction.

"Foreign Jurisdiction" means any Governmental or Regulatory Authority other than those in the United States.

"Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any country, state, county, city or other political subdivision.

"INDs" means Investigational New Drug applications filed with the FDA, and all supplements, amendments and revisions thereto or any comparable registration of a Foreign Jurisdiction.

"Initial Product ANDA" means ANDA #76-429 for the Initial Product filed with the FDA in the United States, and all supplements and amendments thereto.

"Law" means any national, supranational, federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any Governmental or Regulatory Authority, including all regulations and guidances of the FDA (including its current good manufacturing practices, or cGMP) or the DEA.

"Liability" means any obligations, debts or liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, determinable or undeterminable, and due or to become due), including any of the foregoing arising under any Contract, Law or Order or in or as a result of any Action or Proceeding, and any liability for Taxes (whether arising under Treasury Regulation ss.1.1502-6 or otherwise).

"Marketing Materials" means all marketing and promotional materials useable with respect to the marketing and sale of the Initial Product to the extent such materials are within the possession of Athlon.

"NDA" means a New Drug Application filed with the FDA, and all supplements, amendments and versions thereto or any comparable registrations of any Foreign Jurisdiction.

"Net Sales of the Products" means the gross amount invoiced by AAI or its Affiliates for sales of the Products to third persons (not including an Affiliate of AAI), less (i) cash discounts actually taken, (ii) Medicaid/Medicare rebates and (iii) actual Product returns. Notwithstanding the foregoing, in no event will cash discounts, Medicare/Medicaid rebates and Product returns exceed seven percent (7%) of the gross amount invoiced by AAI to third parties. Such amounts will be determined from AAI Financial Information maintained in accordance with U.S. Generally Accepted Accounting Principles.

"Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

"Party" means each of AAI and Athlon and "Parties" mean AAI and Athlon collectively.

"Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, proprietorship, other business organization, trust, union, association, or other entity, or any Governmental or Regulatory Authority.

"Product" or "Products" means the Initial Product and any other product owned or marketed by AAI that contains a combination of propoxyphene napsylate (100 mg) and acetaminophen (1mg to 649mg), or any product not approved by the FDA as of the Effective Date that contains a combination of propoxyphene hydrochloride (65 mg) and acetaminophen (1mg to 649 mg). By way of clarification, "Product" shall not include Darvocet N(R) 100 (propoxyphene napsylate (100 mg) and acetaminophen (650 mg)).

"Purchase Price" has the meaning set forth in Section 3.01.

"Purchased Assets" means the following: (i) all worldwide rights, title and interest in and to the Initial Product, including all rights to the promoting, marketing, sale, distribution and manufacturing thereof worldwide; (ii) the Regulatory Approvals; (iii) the Marketing Materials; and (iv) the Books and Records.

"Regulatory Approvals" means any NDA, ANDA or IND for the Initial Product (including the Initial Product ANDA) and the official regulatory files and data in Athlon's possession or control relating thereto.

"Tax" means all of the following taxes in connection with the transactions contemplated hereby: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment imposed by an governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax;
(ii) any Liability for the payment of any amounts of the type described in (i) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any taxable period; and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person.

         SECTION 1.02 CONSTRUCTION OF CERTAIN TERMS AND PHRASES.

         Unless the context of this Agreement otherwise requires, when used in this Agreement: (a) words of any gender include each other gender; (b) the terms "hereof," "herein," "hereto", "hereby" and derivative or similar words refer to this entire Agreement; (c) the term "including", "include" or "includes" shall be deemed to be followed by "without limitation"; and (d) references to currency means U.S. Dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. This Agreement shall be deemed to be drafted jointly by all the Parties and shall not be specifically construed against any Party hereto based on any claim that such Party or its counsel drafted this Agreement.

               ARTICLE II. PURCHASE AND SALE OF PURCHASED ASSETS

         SECTION 2.01 PURCHASE AND SALE OF PURCHASED ASSETS.

         Subject to the terms and conditions of this Agreement, as of the Effective Date, Athlon hereby sells, transfers, conveys, assigns and delivers to AAI, free and clear from all Encumbrances, and AAI hereby purchases, acquires and accepts from Athlon, all of Athlon's right, title and interest, as of the Effective Date, in and to the Purchased Assets in existence as of the Effective Date (including the Initial Product ANDA even though not approved by the FDA). In the event, following the Effective Date, that Athlon or AAI discovers that any of the Purchased Assets were held at the time of the Effective Date by any Affiliate of Athlon and not transferred to AAI as of the Effective Date, Athlon shall cause the transfer thereof to AAI or AAI's designee as promptly as commercially practicable after such discovery.

         SECTION 2.02 RETENTION OF RECORDS

         Notwithstanding anything contained in this Agreement to the contrary, Athlon may retain a copy of all Books and Records, Marketing Materials and other documents or materials conveyed hereunder for archival purpose, and for purposes of fulfilling its obligations under applicable Law (and for no other uses or purposes).

         SECTION 2.03 LIABILITIES NOT ASSUMED

         For purposes of clarity and not limitation, AAI is assuming no Liabilities of Athlon with respect to the Initial Product or Purchased Assets arising prior to the Effective Date.

                           ARTICLE III. CONSIDERATION

         SECTION 3.01 PURCHASE PRICE.

         As consideration for the Purchased Assets, AAI shall deliver to Athlon on the Effective Date the sum of One Million One Hundred Thousand Dollars ($1,100,000) (the "Purchase Price") in immediately available funds by wire transfer into a bank account or accounts designated by Athlon.


         SECTION 3.02 ROYALTY PAYMENTS

         (a) AAI will accrue and owe a royalty to Athlon equal to ten percent (10%) of Net Sales of the Products in a Calendar Quarter by AAI or its Affiliate (collectively referred to as the "Royalty Payment"). This Section 3.02(a) shall only apply to Net Sales of Product made by AAI or its Affiliate during the period beginning on the Effective Date and ending on the twentieth (20th) anniversary of the Effective Date (the "Royalty Term").

         (b) AAI will pay to Athlon the Royalty Payment attributable to Net Sales of the Products made during a Calendar Quarter within thirty (30) days of the end of such Calendar Quarter. For purposes of this Agreement, a Net Sale of the Products will be deemed to have been made as of the recorded sale date according to GAAP. Within fifteen (15) days of the end of each Calendar Month, AAI will provide Athlon with a report detailing the gross sales of the Products and the Net Sales of the Products made during the previous Calendar Month. AAI will pay Royalty Payments in immediately available funds by wire transfer into a bank account or accounts designated by Athlon no later than two Business Days prior to the due date for such Royalty Payment. Any late Royalty Payment shall include interest on the unpaid amount at a rate equal to the lesser of (i) one percent (1%) per month and (ii) the highest rate allowable under applicable usury laws, and AAI shall be liable to Athlon for any applicable reasonable attorneys fees incurred by Athlon in connection with the collection of the Royalty Payments. In the event that the actual Net Sales of the Products cannot be determined by the date a Royalty Payment is due (for example because final Medicaid/Medicare rebate numbers have not been confirmed), AAI may in good faith estimate such Net Sales of the Products, with any true up (either by credit or additional payment, as applicable) based on the actual Net Sales of the Products amount being made in the Royalty Payment immediately following such determination. The monthly report described above will detail any such true up described in the preceding sentence.

         (c) In the event the FDA approves the Initial Product ANDA, AAI will promote the AAI Product referenced in the Initial Product ANDA (the "Initial Product") during the period beginning January 1, 2004 and ending December 31, 2006 and will not substitute other Products for Initial Product under the this Agreement during such period, except as agreed by AAI and Athlon.


         SECTION 3.03 INSPECTION RIGHT.

         Upon prior written notice and at mutually agreeable times, Athlon shall have the right to inspect the AAI Financial Information no more than two (2) times during any calendar year during the Royalty Terms and two years thereafter for the purpose of auditing the quarterly and monthly reports referred to in
Section 3.02 herein with respect to the calculation of the Royalty Payments.

         SECTION 3.04 PAYMENT OF SALES, USE AND OTHER TAXES.

         Athlon shall be responsible for all sales, use, stamp duty, transfer, value added and other related or similar Taxes, if any, arising out of the sale by Athlon of the Purchased Assets to AAI pursuant to this Agreement or payable in connection with the transactions contemplated hereby.

                          ARTICLE IV. CONFIDENTIALITY

         AAI shall not issue a press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without Athlon's prior written consent. Athlon shall not issue a press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without AAI's prior written consent. Notwithstanding the foregoing, (i) the Parties agree that AAI may issue the press release attached hereto as Exhibit A and incorporated herein by reference on or after the Effective Date, (ii) the Parties agree that AAI may issue the press release attached hereto as Exhibit B and incorporated herein by reference upon the FDA's approval of the Initial Product ANDA, and (iii) a Party may issue a press release or make a public announcement with respect to this Agreement and the transactions contemplated hereby if such release or announcement is required by Law (upon the advice of counsel) only if the non-disclosing Party is provided with prior notice. With respect to (ii) in the immediately preceding sentence, the non-disclosing Party shall be given a reasonable opportunity to first review the release or other public announcement made by the disclosing Party.

              ARTICLE V. REPRESENTATIONS AND WARRANTIES OF ATHLON

         Athlon represents and warrants to AAI, as follows:

         SECTION 5.01 ORGANIZATION.

         Athlon is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own the Purchased Assets.

         SECTION 5.02 AUTHORITY OF ATHLON.

         Athlon has all necessary power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Athlon has taken all action required by Law, its certificate of incorporation, by-laws or otherwise to be taken by it to authorize the execution and delivery of this Agreement by Athlon and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Athlon and, when duly authorized, executed and delivered by AAI, will constitute a legal, valid and binding obligation of Athlon enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

         SECTION 5.03 CONSENTS AND APPROVALS.

         No consents, waivers, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority, or by any customer, supplier or other third party, are required by or with respect to Athlon in connection with the execution and delivery of this Agreement by Athlon or the performance of its obligations hereunder, except for such consents, waivers, approvals,

Orders or authorizations the failure to obtain which, and such registrations, declarations or filings the failure to make which, would not have a material adverse effect or materially impair or delay Athlon's ability to perform its obligations hereunder.

         SECTION 5.04 NON-CONTRAVENTION.

         The execution and delivery by Athlon of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

         (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation, by-laws, or other organizational documents of Athlon, other than such conflicts, violations or breaches as would not have a material adverse effect;

         (b) conflict with or result in a violation or breach of any term or provision of any Law applicable to Athlon, the Initial Product or the Purchased Assets, other than such conflicts, violations or breaches as would not have a material adverse effect; or

         (c) conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien or any other Encumbrance upon any Contract to which Athlon is a party or by which Athlon or any of its assets is bound.

         SECTION 5.05 MATERIAL CONTRACTS.

         Except for the Mikart Agreement (as defined in Section 7.05), Athlon is not a party to any contracts that relate to (i) the manufacture, marketing, sale or distribution of the Initial Product; (ii) the acquisition, sale, licensing in or out, or assignment of the Purchased Assets; (iii) the purchase or disposition of assets, or the provision of services; or (iv) sales of the Initial Product to any Governmental or Regulatory Authority.

         SECTION 5.06 PURCHASED ASSETS.

         The Purchased Assets are the only assets related to the Initial Product owned by Athlon as of the full execution of this Agreement.

         SECTION 5.07 LITIGATION.

         There are no Actions or Proceedings pending, threatened or reasonably anticipated against Athlon or its Affiliates that relate to (a) the Purchased Assets; (b) this Agreement; (c) the transactions contemplated by this Agreement; or (d) the Initial Product or Regulatory Approvals. Athlon is not subject to any Order that could reasonably be expected to materially impair or delay the ability of Athlon to perform its obligations hereunder.

         SECTION 5.08 COMPLIANCE WITH LAW.

         To the best knowledge of Athlon, Athlon has been in compliance with all applicable Laws with respect to the Initial Product, and Athlon has not received any written notice alleging any violation of such Laws.

         SECTION 5.09 TITLE TO PURCHASED ASSETS.

         Athlon has good and marketable title to the Purchased Assets free and clear of any Encumbrances. Athlon has the legal right and ability to transfer the Purchased Assets to AAI.

         SECTION 5.10 REGULATORY MATTERS.

         (a) To the best knowledge of Athlon, the Regulatory Approvals contain no material error or omission that would have a material adverse effect on the Initial Product and are owned exclusively by Athlon. Athlon has made available to AAI complete and correct copies of all Regulatory Approvals and/or applications for Regulatory Approvals.

         (b) Neither Athlon nor, to Athlon's knowledge, its contractors have received or been subject to: (i) any FDA Form 483's relating to the Initial Product or any facility in which Initial Product is manufactured; (ii) any FDA Notices of Adverse Findings relating to the Initial Product; or (iii) any warning letters or other written correspondence from the FDA or any other Governmental or Regulatory Authority concerning the Initial Product in which the FDA or such other Governmental or Regulatory Authority asserted that the operations of Athlon or its contractors were not in compliance with applicable Law with respect to the Initial Product or the facilities in which the Initial Product is manufactured, tested or stored; in each case such that the events described in this Section 5.10(b) would materially interfere with the manufacture and supply of the Initial Product.

         SECTION 5.11 BROKERS.

         Athlon has not retained any broker in connection with the transactions contemplated hereunder. AAI has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Athlon.

         SECTION 5.12 NO NON-COMPETITION AGREEMENTS OR PREFERENTIAL OBLIGATIONS.

         The Purchased Assets are not subject to any non-competition agreements with, or other agreements granting preferential rights to purchase or license the Purchased Assets to, any third Persons.

         SECTION 5.13 EXCLUSIVE REPRESENTATIONS AND WARRANTIES.

         EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ATHLON MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THIS AGREEMENT, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ATHLON SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NON-INFRINGEMENT.

               ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF AAI

         AAI represents and warrants to Athlon as follows:

         SECTION 6.01 ORGANIZATION.

         AAI is a corporation duly organized, validly existing and in good standing, under the laws of the jurisdiction of its organization and has all requisite power and authority to own its assets and carry on its business as currently conducted by it.

         SECTION 6.02 AUTHORITY OF AAI.

         AAI has all necessary power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. AAI has taken all action required by Law, its organizational documents, or otherwise to be taken by it to authorize the execution and delivery of this Agreement by AAI and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AAI and, when duly authorized, executed and delivered by Athlon, will constitute a legal, valid and binding obligation of AAI enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

         SECTION 6.03 CONSENTS AND APPROVALS.

         No consents, waivers, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority are required by AAI in connection with the execution and delivery of this Agreement by AAI or the performance of its obligations hereunder.

         SECTION 6.04 NON-CONTRAVENTION.

         The execution and delivery by AAI of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

         (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of organization, operating agreement or other organizational documents of AAI;

         (b) conflict with or result in a violation or breach of any term or provision of any Law applicable to AAI; or

         (c) conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien or any other Encumbrance upon any Contract to which AAI is a party or by which AAI or any of its assets is bound.

         SECTION 6.05 LITIGATION.

         There are no Actions or Proceedings pending or, to the knowledge of AAI threatened or reasonably anticipated against AAI which if adversely determined would delay the ability of AAI to perform its obligations hereunder.

         SECTION 6.06 BROKERS.

         AAI has not retained any broker in connection with the transactions contemplated hereunder. Athlon has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of AAI.

         SECTION 6.07 EXCLUSIVE REPRESENTATIONS AND WARRANTIES.

         EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AAI MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THIS AGREEMENT, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND AAI SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NON-INFRINGEMENT.

                     ARTICLE VII. COVENANTS OF THE PARTIES

         SECTION 7.01 COOPERATION.

         Each Party shall reasonably cooperate with the other in preparing and filing all notices, applications, submissions, reports and other instruments and documents that are necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including Athlon's reasonable cooperation in the efforts of AAI to obtain any consents and approvals of any Governmental or Regulatory Authority required for AAI to be able to sell the Products.

         SECTION 7.02 BULK SALES.

         AAI and Athlon waive compliance with all bulk sales Laws applicable to the transactions contemplated by this Agreement.

         SECTION 7.03 LAUNCH OF INITIAL PRODUCT

         AAI agrees that it will use commercially reasonable best efforts to launch the Initial Product and begin marketing the Initial Product for sale within sixty (60) days of ANDA approval.

         SECTION 7.04 ANDRX ROYALTY

         Notwithstanding any covenant or representation herein to the contrary, Athlon and AAI acknowledge that certain Asset Purchase Agreement made and entered into as of December 27, 2001 by and among Athlon and Andrx Laboratories, Inc. (the "Andrx Agreement"). Pursuant to the terms of the Andrx Agreement, Athlon is obligated to pay to Andrx a quarterly royalty payment in an amount equal of twenty-five percent (25%) of any royalty payment received by Athlon from sales by any sublicensee of the Initial Product (the "Quarterly Andrx Royalty"). Additionally, Athlon is obligated to pay to Andrx twenty-five percent (25%) of all lump sum payments received by Athlon from the sale of the Initial Product to a third party or from any sublicensee for the use, lease or sale of the Initial Product (the "Andrx Payment"). Athlon agrees that it shall pay the Quarterly Andrx Royalty, the Andrx Payment, and all other payments arising out of the Andrx Agreement (the "Andrx Liabilities") or any other agreements with third parties ("Other Third Party Liabilities") when they become due and AAI will have no obligation to pay the Andrx Liabilities or the Other Third Party Liabilities. Athlon shall indemnify, reimburse and hold harmless AAI and its Affiliates from all Damages (hereafter defined) related to the Andrx Liabilities and the Other Third Party Liabilities.

         SECTION 7.05 REGULATORY COVENANTS.

         From and after the Effective Date, but consistent with Sections 7.01,
7.06 and 8.11 hereof, AAI, at its cost, shall be solely responsible and liable for (i) directing and controlling all regulatory efforts related to the approval process for the Initial Product ANDA, (ii) taking all actions, paying all fees (except to the extent such fee accrued prior to the Effective Date) and conducting all communication with the appropriate Governmental or Regulatory Authority required by Law in respect of Regulatory Approvals and the Initial Product, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental or Regulatory Authority;
(iii) taking all actions and conducting all communication with third parties in respect of the Initial Product sold pursuant to such Regulatory Approval, including responding to all complaints and medical inquiries in respect thereof, including complaints related to tampering or contamination; and (iv) investigating all complaints and adverse drug experiences in respect of the Initial Product sold pursuant to such Regulatory Approval. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) Mikart, Inc. ("Mikart") is currently providing regulatory services on behalf of

Athlon in connection with the Initial Product ANDA, (ii) Mikart will continue to provide such services pursuant to its agreement with Athlon (the "Mikart Agreement"), (iii) AAI will have the authority to direct the services performed by Mikart as of the Effective Date, and (iv) Athlon shall pay all compensation to Mikart pursuant to the Mikart Agreement and shall indemnify and hold AAI harmless with respect to Athlon's failure to do so.

         Within three Business Days after the Effective Date, Athlon will deliver, or cause to be delivered, to AAI all Regulatory Approvals.

         SECTION 7.06 FURTHER ASSURANCES.

         On and after the Effective Date, Athlon shall from time to time, at the request of AAI, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as AAI may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in AAI good and marketable title to the Purchased Assets (including assistance in the collection or reduction to possession of any of the Purchased Assets).

         SECTION 7.07 INDEMNIFICATION.

         (a) By Athlon. Athlon shall indemnify, reimburse, and hold harmless AAI, its Affiliates, and their respective officers, directors, employees, agents, successors and assigns from and against any and all costs, losses, Liabilities, damages, pending, threatened or concluded lawsuits, deficiencies, claims and expenses (including reasonable fees and disbursements of attorneys) (collectively, the "Damages") to the extent such Damages are incurred in connection with or arise out of (i) any breach of any covenant or agreement of Athlon herein; (ii) the breach of any representation or warranty made by Athlon in this Agreement (without regard to materiality qualifiers contained in such representations or warranties); (iii) the negligence or willful misconduct of Athlon, its employees, agents or contractors; and (iv) Liabilities related to the Initial Product or Purchased Assets incurred prior to the Effective Date.

         (b) By AAI. AAI shall indemnify, reimburse, and hold harmless Athlon, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Damages to the extent such Damages are incurred in connection with or arise out of (i) any breach of any covenant or agreement of AAI herein; (ii) the negligence or willful misconduct of AAI, its employees, agents or contractors (other than Athlon); and (iii) the breach of any representation or warranty made by AAI in this Agreement (without regard to materiality qualifiers contained in such representations or warranties).

         (c) Damages Net of Insurance; Limitations on Liability. The amount of any Damages for which indemnification is provided under this Section 7.07 shall be net of any amounts recovered by the indemnified party under insurance policies with respect to such Damages except to the extent such recovered amounts are from such

Party's or its Affiliates' self insurance programs. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), NO MATTER HOW SUCH DAMAGES OR LOST PROFITS ARE INCURRED INCLUDING A PARTY'S, OR ITS EMPLOYEES', AGENTS' OR CONTRACTORS' NEGLIGENCE, EXCEPT TO THE EXTENT THAT ANY SUCH DAMAGES OR LOST PROFITS ARE INCURRED BY ANY THIRD PARTY FOR WHICH SUCH PARTY HAS AN OBLIGATION TO INDEMNIFY HEREUNDER.

         (d) Time Limitations. Neither Party will have Liability for indemnification pursuant to Sections 7.07(a) or 7.07(b) unless on or before the second (2nd) anniversary of the Effective Date (with respect to all claims other than breaches of covenants) or of the breach of the relevant covenant (with respect to breaches of covenant), the otherwise liable Party is notified by the other Party of a claim specifying the factual basis of that claim in reasonable detail to the extent then known. Any time limitations herein do not apply to payments due to Athlon pursuant to Article III of this Agreement.

         (e) Limitations on Amount. Athlon will have no Liability for indemnification pursuant to Section 7.07(a)(i), (ii), (iii) and (iv) in excess of One Million Two Hundred Thousand Dollars ($1,200,000), except to the extent such Liability was caused by fraudulent or criminal conduct. AAI will have no Liability for indemnification pursuant to Section 7.07(b)(i), (ii) and (iii) in excess of One Million Two Hundred Thousand Dollars ($1,200,000), except to the extent such Liability was caused by fraudulent or criminal conduct. In addition, neither Party shall have Liability for Damages pursuant to Section 7.07(a)(i),
(ii), (iii) and/or (iv) in the case of Athlon, and pursuant to Section 7.07(b)(i), (ii) and/or (iii) in the case of AAI, until Damages exceed $50,000 in the aggregate, at which time such Party shall be liable for all Damages in excess of $50,000. Any limitations on amount herein do not apply to payments due to Athlon pursuant to Article III of this Agreement.

         (f) Procedure for Indemnification - Third Party Claims. Promptly after receipt by an indemnified party under Section 7.07(a) or 7.07(b) of notice of commencement of any proceeding against it by a third party (not a Party or Affiliate of a Party) to this Agreement, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim. The failure to notify the indemnifying party within thirty (30) days of receipt of notice of the third party claim will relieve the indemnifying party of any liability that it may have to any indemnified party with respect to such claim only to the extent indemnifying party is actually prejudiced by the failure to provide such timely notice. If such notice is timely given, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes, may assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not be liable to the indemnified party under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such proceeding incurred after such notice. If the indemnifying party assumes the defense of the proceeding, (1) it will be conclusively established that for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; and (2) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within 30 days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party, provided, however, that the indemnifying party is otherwise obligated to indemnify the indemnified party pursuant to this Section 7.07.

         (g) Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

         SECTION 7.08 GOVERNMENTAL FILINGS. Each Party will prepare and file whatever filings, requests or applications that are required to be filed with any Governmental or Regulatory Authority in connection with the consummation of the transactions contemplated by this Agreement.

                          ARTICLE VIII. MISCELLANEOUS

         SECTION 8.01 CONFIDENTIALITY.

         The Confidentiality Agreement between the Parties, dated June 6, 2003 (the "Confidentiality Agreement"), is hereby incorporated herein by reference and shall continue in full force and effect except that (i) AAI is released from its obligations thereunder that pertain to the Initial Product and the Purchased Assets, and (ii) all information pertaining to the Initial Product and the Purchased Assets will be deemed to be Confidential Information of AAI as of the Effective Date and Athlon shall have the obligations of confidentiality, non-disclosure and non-use set forth in the Confidentiality Agreement with respect thereto; provided, however, that (i) the Purpose defined therein will be deemed to also include the exchange or observation of Confidential Information related to this Agreement and the consummation of the transactions described herein; and (ii) the obligations of the Parties under the Confidentiality Agreement will extend until the tenth (10th) anniversary of the Effective Date.

         SECTION 8.02 NOTICES.

         All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by nationally recognized overnight courier that maintains records of delivery to the Parties at the following addresses or facsimile numbers:

                  If to AAI to:

                           aaiPharma Inc.
                           2320 Scientific Park Drive
                           Wilmington, NC 28405
                           Attn:  David Hurley, President
                           Telephone:  (910) 254-7000
                           Facsimile:  (910) 815-2387

                  With a copy to:

                           aaiPharma Inc.
                           2320 Scientific Park Drive
                           Wilmington, NC 28405
                           Attn.:  General Counsel
                           Telephone:  (910) 254-7000
                           Facsimile:  (910) 815-2387

                  If to Athlon to:

                           Athlon Pharmaceuticals
                           P. O. Box 26708
                           Birmingham, AL 35260
                           Attn:  Bobby Joe King, Jr.
                           Telephone: 205-986-1111
                           Facsimile: 205-942-3074

                  With a copy to:

                           Joseph E. Varner, III
                           Brunini, Grantham, Grower & Hewes, PLLC
                           P. O. Drawer 119
                           Jackson, MS 39205
                           Telephone: 601-948-3101
                           Facsimile: 601-960-6902


         All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number as provided in this Section, be deemed given upon receipt by the sender of the answer back confirmation and (c) if delivered by mail in the manner described above or by overnight courier to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto in accordance with the terms of this Section.

         SECTION 8.03 ENTIRE AGREEMENT.

         This Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) and the Confidentiality Agreement supersedes all prior discussions and agreements, both written and oral, among the Parties with respect to the subject matter hereof and contains the sole and entire agreement among the Parties with respect to the subject matter hereof.

         SECTION 8.04 WAIVER.

         Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         SECTION 8.05 AMENDMENT.

         This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party.

         SECTION 8.06 THIRD PARTY BENEFICIARIES.

         Except as otherwise expressly set forth herein, the terms and provisions of this Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) are intended solely for the benefit of each Party and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights or remedies hereunder or thereunder upon any other Person.

         SECTION 8.07 ASSIGNMENT; BINDING EFFECT.

         Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party; provided, however, that either Party may assign its rights and obligations under this Agreement, without the prior written consent of the other Party, to an Affiliate provided that such Affiliate agrees in writing to be bound by this Agreement. Such consent shall not be unreasonably withheld or delayed. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of its responsibility for the performance of any obligation.

         SECTION 8.08 HEADINGS.

         The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         SECTION 8.09 SEVERABILITY.

         If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

         SECTION 8.10 GOVERNING LAW AND JURISDICTION.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts executed and performed in such state, without giving effect to the conflicts of laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the Courts of the State of Georgia, or, if it has or can acquire jurisdiction, in a United States District Court located in Georgia, and each of the Parties consents to the jurisdiction of such Courts (and of the appropriate appellate courts) in any such action or proceeding and waives to any objection to venue.

         SECTION 8.11 EXPENSES.

         Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

         SECTION 8.12 COUNTERPARTS.

         This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.



         IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto all as of the date first above written.



                                           ATHLON PHARMACEUTICALS, INC.


                                           By:  /s/ Bobby J. King Jr.
                                               ---------------------------------
                                               Name: Bobby J. King Jr.
                                               Title: President / CEO
                                           aaiPHARMA INC.


                                           By: /s/ David M. Hurley
                                               ---------------------------------
                                               Name: David M. Hurley
                                               Title: President

                                                                       EXHIBIT A



[aaiPharma Logo]                                                         News
2320 SCIENTIFIC PARK DRIVE                                               Release
WILMINGTON, NC 28405

Nasdaq: AAII
------------


CONTACTS:
MEDIA:                                               INVESTORS:
------                                               ----------
Andrea L. Johnston                                   James B. Sloan, Jr.
Vice President, Corporate Communications             Senior Vice President,
910-254-7340                                           Corporate Finance
                                                     910-254-7690

(a) CONFIDENTIAL DRAFT 7.9.03

                    AAIPHARMA ANNOUNCES ACQUISITION OF UNIQUE
                           DARVOCET(TM) LINE EXTENSION

WILMINGTON, N.C., XXXX, XX, 2003 - aaiPharma Inc. announced today that the Company has acquired a unique Darvocet(TM) line extension from Athlon Pharmaceuticals. Upon U.S. Food and Drug Administration (FDA) approval, which is expected before the end of this year, this unique line extension will be the only propoxyphene napsylate/acetaminophen combination product on the market offering this particular dose combination. Financial terms of the agreement were not disclosed.

"Upon approval, this product will provide an important alternative to Darvocet-N(R) 100 for patients suffering from mild-to-moderate pain," commented Dr. Philip S. Tabbiner, President and CEO of aaiPharma. "We believe there is significant opportunity for this unique dose combination to contribute to pain management and this agreement allows us to bring this product to market at least 12 months earlier than expected. This acquisition will be accretive following the launch of the product, and this unique Darvocet(TM) line extension will be one of the key drivers of near-term growth for aaiPharma's pain management offering."

The total propoxyphene market, generic and branded, is valued at more than $500 million, according to 2002 Verispan data. This new, unique Darvocet(TM) line extension is expected to add substantial value to aaiPharma's growing portfolio of branded pain management products. Separate from this acquisition, aaiPharma plans to launch another Darvon(R) line extension later this year, in addition to the launch of Darvon(R) Compound 32, which was announced in June 2003.

ABOUT AAIPHARMA
---------------

aaiPharma Inc. is a leading, science-based specialty pharmaceutical company with corporate headquarters in Wilmington, North Carolina. With more than 23 years of drug development expertise and a proven sales and marketing track record, the Company is focused on acquiring, improving and marketing well-known, branded medicines in pain management, gastroenterology and critical care. In addition to its branded product portfolio and robust pipeline, aaiPharma continues to offer comprehensive drug development services to the pharmaceutical, biotechnology, generic and device industries through its services division, AAI Development Services. For more information, please visit aaiPharma's website at www.aaipharma.com.

ABOUT ATHLON PHARMACEUTICALS
----------------------------

Insert Background Info.

FORWARD LOOKING STATEMENTS
--------------------------

Information in this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements concerning the future medical and commercial significance of the filed product, the uniqueness of the product and its dose combination, the expectations of FDA approval for the product, its accretive nature, future launch plans for additional products, and the future development (including through the use of our research and drug development capabilities), regulatory approval, commercialization and growth of products in the Company's pipeline and of its product portfolio. The "forward-looking statements" herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining aaiPharma's ability to timely and successfully develop, improve, obtain timely regulatory approval for, and profitably sell pharmaceutical products; to obtain, use, enforce, defend and license valid and commercially valuable patents; to obtain and enforce existing and future contracts with major pharmaceutical companies for significant royalties and other consideration; and on the commercial success of the contemplated products. Additional factors that may cause the actual results to differ materially are discussed in aaiPharma's recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K filed on March 28, 2003, including its Exhibit 99.1 and other exhibits; its Form 10-Q filed on May 15, 2003, its Form 8-Ks; and its other periodic filings.

Darvocet(TM) is a trademark and Darvocet-N(R) and Darvon(R) are registered trademarks owned by aaiPharma Inc.






                                       ###

                                                                       EXHIBIT B


CONFIDENTIAL DRAFT

[aaiPharma Logo]                                                         News
2320 SCIENTIFIC PARK DRIVE                                               Release
WILMINGTON, NC 28405

Nasdaq: AAII
------------

CONTACTS:
MEDIA:                                               INVESTORS:
------                                               ----------
Andrea L. Johnston                                   James B. Sloan, Jr.
Vice President, Corporate Communications             Senior Vice President,
910-254-7340                                           Corporate Finance
                                                     910-254-7690

                 AAIPHARMA ANNOUNCES FDA APPROVAL AND LAUNCH OF
                                DARVOCET A500(TM)

WILMINGTON, N.C., XXXX, XX, 2003 - aaiPharma Inc. announced today U.S. Food and Drug Administration (FDA) approval and commercial launch of Darvocet A500(TM) (propoxyphene napsylate and acetaminophen). Darvocet A500(TM) is the only propoxyphene napsylate/acetaminophen combination product currently approved containing a lower dose of acetaminophen combined with 100 mg of propoxyphene napsylate, the same dose of propoxyphene napsylate found in Darvocet-N(R) 100.

"We are very pleased to bring Darvocet A500(TM) to market this rapidly," commented Dr. Philip S. Tabbiner, President and CEO of aaiPharma. "Darvocet A500(TM) will provide an important alternative for health care providers concerned about high acetaminophen intake in patients suffering from mild-to-moderate pain. We believe there is a significant market opportunity for this unique dose combination and our agreement with Athlon allows us to bring this product to market at least 12 months earlier than expected."

As previously announced, aaiPharma acquired Darvocet A500(TM) from Athlon Pharmaceuticals. Darvocet A500(TM) contains 100 mg of propoxyphene napsylate and 500 mg of acetaminophen compared to the Darvocet-N(R) 100 presentation, which contains 100 mg of propoxyphene and 650 mg of acetaminophen. The Darvocet-N(R) 100 presentation, branded and generic, currently accounts for 95% of the more than $500 million total propoxyphene market, according to Verispan data.

ABOUT AAIPHARMA
---------------

aaiPharma Inc. is a leading, science-based specialty pharmaceutical company with corporate headquarters in Wilmington, North Carolina. With more than 23 years of drug development expertise and a proven sales and marketing track record, the Company is focused on acquiring, improving and marketing well-known, branded medicines in pain management, critical care and gastroenterology. In addition to its branded product portfolio and robust pipeline, aaiPharma continues to offer comprehensive drug development services to the pharmaceutical, biotechnology, generic and device industries through its services division, AAI Development Services. For more information, please visit aaiPharma's website at www.aaipharma.com.

FORWARD LOOKING STATEMENTS
--------------------------

Information in this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements concerning the future medical and commercial significance of, and the market opportunity for, the approved product, the uniqueness of the product and its dose combination, the future use of Athlon's and the Company's sales force to promote the product, and the future development (including through the use of our research and drug development capabilities), regulatory approval, commercialization and growth of products in the Company's pipeline and of its product portfolio. The "forward-looking statements" herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining aaiPharma's ability to timely and successfully develop, improve, obtain timely regulatory approval for, and profitably sell pharmaceutical products (including Darvocet-A500(TM)); to obtain, use, enforce, defend and license valid and commercially valuable patents; to obtain and enforce existing and future contracts with major pharmaceutical companies for significant royalties and other consideration; and on the commercial success of the contemplated products. Additional factors that may cause the actual results to differ materially are discussed in aaiPharma's recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K filed on March 28, 2003, including its Exhibit 99.1 and other exhibits; its Forms 10-Q filed on May 15, 2003 and ________, 2003, its Form 8-Ks; and its other periodic filings.

Darvocet(TM) is a trademark and Darvocet-N(R) and Darvon(R) are registered trademarks owned by aaiPharma Inc.


                                       ###